EXHIBIT 99.1

River Valley Bancorp
Announces Higher Earnings for
 The Period Ended June 30, 2008

For Immediate Release
Tuesday, July 15, 2008

Madison, Indiana – July 15, 2008– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the period ended June 30, 2008. Net income for the quarter and year-to-date reflect higher earnings over the same periods in 2007. Net income for the quarter was $588,686, or $0.36 per basic share. This is an increase of 5.5% over reported earnings of $557,919  or $0.34 per basic share, for the same period in 2007. The increase in earnings is primarily attributed to improving margins, assisted by higher average balances, and offset in part by higher operating expenses.  In addition, the Corporation provided $152,000 in additional expense for the provision for loan losses over the same period in 2007.

Return on average assets for the quarter ended June 30, 2008 was 0.67% and the return on average equity was 9.03% for the quarter. For the second quarter of 2007, those corresponding returns were 0.66% and 9.12% respectively.

Net income for the six month period ended June 30, 2008 was $1,203,995, an increase of $113,528, or 10.4%, from the $1,090,467 recorded for the six month period ended June 30, 2007. Earnings per basic share for the six months ended June 30, 2008 were $0.74, compared to $0.67 per basic share for the six month period ended June 30, 2007. The return on average assets for the six months ended June 30, 2008 was 0.69%, and the return on average equity was 9.18%. For the like period in 2007, return on average assets was 0.64%, and 8.95% for average return on equity.  As well, the Corporation has expensed $400,000 for the provision for loan losses year to date 2008 as compared to $96,000 in the like period 2007.

Assets totaled $352.7 million as of June 30, 2008, an increase of approximately $16.0 million, from the $336.7 million reported as of June 30, 2007.  Net loans, including loans held for sale, were $266.3 million as of June 30, 2008, an increase of $22.9 million from the balance reported as of June 30, 2007 of $243.4 million, and a $7.4 million increase from balances reported as of December 31, 2007. As of June 30, 2008, deposits totaled $221.2  million, an increase of $6.8 million from the $214.4 million reported as of June 30, 2007 and a $1.5 million increase from that recorded on December 31, 2007.

Stockholders’ equity as of June 30, 2008 was $25.5 million, or 7.23% as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $15.57 as of June 30, 2008. Total delinquency, defined as loans 30 days or more past due, was 1.36% as of June 30, 2008. That same indicator was 1.04% as June 30, 2007, and 1.48% as of December 31, 2007.

“We are proud to announce the continuance of improved period performance. We are extremely pleased to report improved earnings, balance sheet growth, and modest delinquency in the current economic environment”, stated Matthew P. Forrester, president of River Valley Bancorp. “Banking in general is under a tremendous amount of negative influences, and ours is not immune from those, but we avoided the ‘wish we hadn’t done that’ situations for continued sound banking practices. It is bittersweet that we continue to achieve successes while the industry in general endures so many headline-making issues. It would be our hope, however, that the broad brush of pessimism with financial stocks is replaced with an acknowledgement that there are successes that should be celebrated.”

The last reported trade of  “RIVR” stock on July 14, 2008 was at $14.00.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	6 Months Ended	6 Months Ended
	6-30-2008	6-30-2008	6-30-2007

Assets		$352,696	$336,706
Net Loans, including loans held for sale		266,343	243,375
ALL		2,129	1,904
Deposits		221,169	214,377
Shareholder Equity		25,529	24,277
Total Interest Income	$4,968	10,129	9,980
Total Non Interest Income	807	1,653	1,398
Interest Expense	2,660	5,585	6,017
Non Interest Expense	2,142	4,188	3,774
Provision Loan Losses	200	400	96
Taxes	184	405	401
Net Income	589	1,204	1,090
ROAA	0.67%	0.69%	0.64%
ROAE	9.03%	9.18%	8.95%
Basic Earnings per Share	$0.36	$0.74	$0.67
Diluted Earnings per Share	0.36	0.73	0.66

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949